Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
OPUS GENETICS, INC.

(Pursuant to Sections 141 and 242 of the
General Corporation Law of the State of Delaware)

Opus Genetics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), hereby certifies as follows:

1.This Certificate of Amendment amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 13, 2024 and amended on October 22, 2024 (the “Certificate of Incorporation”).
2.The first paragraph of Article 4 of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 260,000,000 shares of the par value of $0.0001 each, of which 10,000,000 are to be of a class designated Preferred Stock (the “Preferred Stock”) and 250,000,000 shares are to be of a class designated Common Stock (the “Common Stock”).
3.This amendment was duly adopted in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law.
4.All other provisions of the Certificate of Incorporation shall remain in full force and effect.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on this twentieth day of April, 2026.

OPUS GENETICS, INC.

By:	/s/ George Magrath
Name:	George Magrath, M.D., M.B.A., M.S.
Title:	Chief Executive Officer